FROZEN FOOD EXPRESS INDUSTRIES, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held April 24, 2003

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

	Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Frozen Food Express Industries, Inc. (the "Company"), a Texas corporation, will be held on Thursday, April 24, 2003, at 3:30 p.m., Dallas, Texas time, at the offices of Strasburger & Price, LLP, 901 Main Street, 45th Floor, Dallas, Texas 75201 for the following purposes:

     1. To elect one Class I director for a two-year term and three Class II directors for a three-year term, and until their respective successors are elected and qualified; and

     2. Transacting such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     You are encouraged to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the accompanying proxy at your earliest convenience. A reply envelope is provided for this purpose, which needs no postage if mailed in the United States. Your immediate attention is requested in order to save your Company additional solicitation expense.

	Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

	Only shareholders of record at the close of business on March 13, 2003 are entitled to notice of and to vote at such meeting or any adjournment thereof.


                                        By Order of the Board of Directors


                                         /s/ Leonard W. Bartholomew
                                         --------------------------

Dallas, Texas                            LEONARD W. BARTHOLOMEW
March 31, 2003                           Secretary


                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                          1145 Empire Central Place
                            P. O. Box 655888
                          Dallas, Texas  75265-5888
                         Telephone:  (214) 630-8090

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 24, 2003

                          SOLICITATION OF PROXIES
	The accompanying proxy is solicited by the management of Frozen Food Express Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the offices of Strasburger & Price, LLP, 901 Main Street, 45th Floor, Dallas, Texas, on the 24th day of April, 2003 at 3:30 p.m., Dallas, Texas time(the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being mailed or delivered to shareholders on or about March 31, 2003. Solicitations of proxies may be made by personal interview, mail, telephone, facsimile, electronic mail or telegram by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's $1.50 par value Common Stock (the "Common Stock") held of record by such persons and may reimburse such forwarding expenses. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be borne by the Company.

                                ANNUAL REPORT
     The Company's Annual Report to Shareholders covering the fiscal year ended December 31, 2002, including audited financial statements (the "Annual Report"), is also being mailed to the shareholders entitled to notice of and vote at the Annual Meeting in the envelope containing this Proxy Statement.
The Annual Report does not form any part of the material for solicitation of proxies.

                      SIGNATURES OF PROXIES IN CERTAIN CASES
     If a shareholder is a corporation, the accompanying proxy should be signed in its full corporate name by the President or another authorized officer, who should indicate his title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his or her qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his or her signature.

                              REVOCATION OF PROXY
	All shares represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by the giving of written notice to that effect to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.


                               QUORUM AND VOTING
	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters.
 	Each shareholder will be entitled to one vote, in person or by proxy, for each share of such stock owned of record at the close of business on March
13, 2003 (the "Record Date"). A shareholder may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. Cumulative voting for directors is not permitted.

           OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS
	At the close of business on the Record Date, there were outstanding and entitled to be voted 16,901,290 shares of Common Stock. The following table sets forth certain information, as of the Record Date, with respect to each person known to the management of the Company to be a beneficial owner of more than five percent of the outstanding Common Stock.

                                       Amount and Nature of           Percent
Name and Address Of Beneficial Owner  Beneficial Ownership<1>         Of Class
------------------------------------------------------------------------------
Frozen Food Express Industries, Inc         4,897,530                  28.98%
  401(k) Savings Plan
  ABN AMRO Trust Services Company
  161 N Clark Street, 10th Floor
  Chicago, IL  60601
Stoney M. Stubbs, Jr. <2>                   1,679,828<3>                9.69%
  158 Jellico Circle
  Southlake, TX 76092
Royce & Associates, Inc.                    1,451,792<4>                8.59%
  1414 Avenue of the Americas
  New York, NY 10019
Sarah M. Daniel<3>                          1,444,280                   8.55%
  612 Linda
  El Paso, TX 79922
Lucile B. Fielder(5)                        1,326,102                   7.85%
  104 South Commerce St.
  Lockhart, TX 78644
Dimensional Fund Advisors, Inc.             1,304,386<6>                7.72%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

________________________________
<1> Except as otherwise noted, each beneficial owner has sole voting and investment power with respect to all shares owned by him or her, and all shares are directly held by the person named.
<2> Mr. Stubbs holds, and has held for the past twenty-three years, the offices of Chairman of the Board, President and Chief Executive Officer of the Company and FFE Transportation Services, Inc.
<3> Includes 436,326 shares which Mr. Stubbs has the right to acquire pursuant to options exercisable within 60 days, 202,689 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 22,367 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, and 769,387 shares held in family partnerships controlled by Mr. Stubbs.
<4> Information concerning the number of shares owned by Royce & Associates,
    Inc. is as of December 31, 2002 and was obtained from a Schedule 13G dated February 5, 2003.
<5> Ms. Daniel has sole voting and dispositive power over 66,597 shares, which includes joint voting and dispositive power with her husband over 59,631 shares, and shared voting and dispositive power with Ms. Fielder over 1,323,332 shares owned by Weller Investment, Ltd. Ms. Fielder has sole voting and dispositive power over 2,770 shares, of which 730 shares are held as custodian for her daughter, and shared voting and dispositive power with Ms. Daniel over 1,323,332 shares owned by Weller Investment Ltd.
<6> Information concerning the number of shares owned by Dimensional Fund
    Advisors, Inc. is as of December 31, 2002 and was obtained from a Schedule 13G dated February 3, 2003.

                        ACTION TO BE TAKEN UNDER THE PROXY
	Properly executed and returned proxies will be voted, unless otherwise specified thereon, (i) FOR the election of the four nominees named in the following table as directors of the Company, (ii) in the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof in accordance with the judgment of the proxies. The management of the Company does not know of any such other matter or business. If any nominee is unable or be unwilling to accept nomination, the persons acting under the proxy will vote for the election, in his stead, of such other person as the management of the Company may recommend. The management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office. To be elected, each director must receive the affirmative vote of the holders of a plurality of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors.

                           NOMINEES FOR DIRECTORS
	The Company's Board of Directors currently consists of eight members and is divided into three classes.  Each year, the directors in one of the three classes are elected to serve a three-year term.  At the 2003 Annual Meeting, one new Class I director will be nominated for election to serve until the year 2005 and three incumbent Class II directors will be nominated for election to serve until the year 2006 Annual Meeting of Shareholders or until their successors are elected and qualified.  One Class I and three Class III incumbent directors will not be elected this year, because their current three-year terms do not expire until 2004 or beyond.
  On February 13, 2003, Edgar O. Weller, a Class I director retired from the board. Mr. Weller, a founder of the company and the board's vice chairman, served until 1984 as the board's chairman and the company's chief executive officer -- posts he had held since 1978. Mr. Weller has been named a Senior
Advisor to the board of directors.
  The Company's By-Laws provide that the Board of Directors shall consist of nine directors. Presently, there are eight directors. Management is attempting to identify a qualified candidate to fill the vacancy on the
Board.
	The table below presents information regarding the name, occupation, term as a director of the Company and beneficial ownership of the Company's Common
Stock for all three of the persons nominated for election to be a director at the Annual Meeting and of the other nominees not standing for election at this Annual Meeting.  Each director has served continuously since the date he first became a director.

                                                        Class,
                    Occupation                         Amount and
                   During Past     First     Term      Nature of       Percent
                     5 Years     Became a  Expiration  Beneficial        of
Name and (Age)    Directorships   Director    Date     Ownership <1>    Class
-------------------------------------------------------------------------------
Nominees
 For Election
-------------
Jerry T.
  Armstrong   (64) Chairman and       2003    2005   I          -          -
                    Chief Executive
                    Officer of Wind
                    Associates, Inc.,
                    a private investment
                    and management company,
                    Mr. Armstrong has held
                    chief executive positions
                    with and served on the
                    boards of a significant
                    number of transportation
                    related companies.
                    Mr. Armstrong currently
                    serves on the board of
                    directors of Landair
                    Corporation.
Brian R.
  Blackmarr   (61) CEO,               1990    2006   II     30,000<2>      *
                    Fusion Laboratories,
                    Inc. since January 2001,
                    eBus Link, Inc. from Aug-
                    ust 1999 until January
                    2001, and previously
                    President B. R. Blackmarr
                    and Associates Inc.
W. Mike
  Baggett     (56)  Chairman,         1999    2006   II     13,546<3>      *
                     President and
                     CEO Winstead Sechrest and
                     Minick, P.C.
F. Dixon
  McElwee, Jr.(56)  Senior Vice       1999    2006   II     63,824<4>      *
                     President of the Company
                     and FFE since September
                     1999 and prior thereto,
                     Executive Vice President
                     and Chief Finaancial
                     Officer for Cameron-
                     Ashley Building Products

Continuing Directors
--------------------
Leroy Hallman (87)  Attorney,         1975    2005    I         -          *
                     Retired
Stoney M.
  Stubbs,Jr.  (66)  Chairman of the   1977    2004   III 1,679,828<7>     9.69%
                     Board, President
                     and Chief Executive
                     Officer of the
                     Company
Charles G.    (61)  Executive Vice    1982    2004   III   725,409<8>     4.22%
  Robertson <5>      President of the
                     Company and Executive
                     Vice President and
                     Chief Operating Officer
                     of FFE
T. Michael    (48)   Partner, T. J.   1992    2004   III    15,000<9>      *
  O'Connor            O'Connor Cattle Co.

                                                          ---------      -----
All directors and executive officers,
as a group (8 people)                                     2,588,007<10>  14.42%
-----------------------                                   =========      =====
* less than 1%
<1>   Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.
<2>   Includes 15,000 shares issuable pursuant to options to options exercisable by Mr. Blackmarr within 60 days.
<3>   Includes 13,396 shares issuable pursuant to options exercisable by
      Mr. Baggett within 60 days.
<4>   Includes 46,725 shares issuable pursuant to options exercisable by Mr.
      McElwee within 60 days, 5,059 shares allocated to Mr. McElwee's account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan and 12,040 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan.
<5>   Mr. Robertson is also Executive Vice President and a director of FFE.
      Mr. McElwee is also Senior Vice President and a director of FFE.
<6>   Includes 9,375 shares issuable pursuant to options exercisable by Mr.
      Hallman within 60 days and 7,475 shares held by a trust of which Mr. Hallman is the Trustee.
<7>   Includes 436,326 shares issuable pursuant to options exercisable by Mr.
      Stubbs within 60 days, 202,689 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 22,367 shares allocated to his account in the FFE Transportation Services, Inc.
      401(k) Wrap Plan, and 769,387 shares held in family partnerships controlled by Mr. Stubbs.
<8>   Includes 301,653 shares issuable pursuant to options exercisable by
      Mr. Robertson within 60 days, 133,672 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 20,233 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, and 192,236 shares held by a family partnership controlled by Mr. Robertson.
<9>   Represents 15,000 shares issuable pursuant to options exercisable by Mr.
      O'Connor within 60 days.
<10>  Includes 837,475 shares issuable pursuant to options exercisable within
      60 days, 341,420 shares allocated to the accounts of executive officers pursuant to the Frozen Food Express Industries, Inc. 401(k) Savings
      Plan, 54,640 shares allocated to the accounts of executive officers pursuant to the FFE Transportation Services, Inc, 401(k) Wrap Plan and 961,623 shares held by family partnerships controlled by directors and executive officers, and 7,475 shares held by a trust of which a Director is Trustee.

     The Company's Board of Directors held six meetings in 2002. Each incum-bent director attended during 2002 at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that he was a director and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).
	The Compensation Committee consisting of Messrs. Blackmarr, Chairman, and Baggett met once during 2002. It is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for FFE. Stock options are long-term incentive compensation and accordingly must be approved by this committee prior to the grant of an option.
	The Audit Committee consists of Messrs. Hallman, Chairman, Baggett and O'Connor. During 2002, the Audit Committee held seven meetings at which it reviewed with representatives of Arthur Andersen LLP and KPMG, LLP the results of Andersen's 2001 annual audit, KPMG's plans for the 2002 annual audit and other services provided by the Independent Public Accountants.
On July 16, 2002, the Audit Committee selected KPMG, LLP to replace Arthur Andersen, LLP as the Company's Independent Public Accountants. All of the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of Nasdaq's listing standards.

                            DIRECTOR COMPENSATION
	Directors who are not employees of the Company receive $1,000 for each meeting attended, $500 for each telephonic meeting attended and $500 for each committee meeting attended that is not on the same day as a Board meeting.
	The 1995 Non-Employee Director Stock Option Plan (the "Director Plan")is intended to advance the interests of the Company and its shareholders by attracting and retaining experienced and able independent Directors. Upon a non-employee director's initial appointment or election to the Board, he or she is granted an option to purchase 9,375 shares of Common Stock. Upon reelection Directors then in office are granted an option to purchase 1,875 shares of Common Stock. Each such director was granted an option to purchase 1,875 shares with an exercise price of $1.50 per share on May 8, 2002.
Exercise prices are the greater of $1.50 or fifty percent (50%) of the fair market value of the Common Stock at the close of business on the day prior to the date of grant. The exercise price may be paid in cash, check or shares of the Company's Common Stock. No option may be granted pursuant to the Director Plan after March 3, 2005. Grants are subject to adjustments to reflect certain changes in capitalization.
	If a non-employee director has served for one or more years prior to the grant of an option, the option is immediately exercisable for one-seventh of the number of shares subject to the option for each full year such non-employee director has served. On each anniversary thereafter, one-seventh of the number of shares subject to the option become exercisable. Options expire if not exercised before the tenth anniversary of grant. Upon death options become fully exercisable and may be exercised by the beneficiary under the option holder's will or the executor of such option holder's estate at any time prior to the second anniversary of his or her death. If an option holder ceases to be a director for any other reason, the vested options may be exercised at any time prior to the second anniversary of the date he or she ceases to be a director. In no event, however, shall the period during which options may be exercised extend beyond the tenth anniversary of an option's grant. No shares from the options may be sold by a director until the expiration of six months after the date of grant.
    Upon his appointment to the Company Board of Directors on February 12, 2003, Mr. Armstrong was granted an option to purchase 9,375 shares of Common Stock for $1.50 per share.

                        FIVE-YEAR SHAREHOLDER RETURN COMPARISON
	The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five years to the S&P 500 Index and the Media General Industry Group Index #774 - Trucking Companies(assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Media General Index on December 31, 1997, and reinvestment of all dividends).

                                                December 31,
                                     ------------------------------------
                                     1997   1998   1999  2000  2001  2002
                                     ----   ----   ----  ----  ----  ----
       FFEX                          $100   $ 88   $ 43  $ 22  $ 24  $ 29
       MG Industry Group Inde         100     94     90    95   118   126
       S & P 500 Index                100    127    151   136   118    91

                             EXECUTIVE COMPENSATION
Summary Compensation Table:
	Set forth below is information with respect to the compensation paid by the Company for services rendered during 2002, 2001, and 2000, to each executive officer (collectively, the "Executive Officers"):

                                              Long-Term Compensation
                                                      Awards
                                             ----------------------
                                                         Securities
Name and                 Annual               Restricted Underlying
Principal             Compensation    Total     Stock     Options/   All Other
                      ------------    Total    Awards      SARs    Compensation
Position        Year  Salary  Bonus     <1>      $<2>       # <3>        <4>
------------------------------------------------------------------------------
Stoney M.       2002  $317,896   -   $317,896   $13,283     214,027   $19,172
  Stubbs,Jr.    2001  $317,613   -   $317,613   $25,531          -    $19,736
    Chairman    2000  $316,613   -   $317,613   $22,636     222,299   $20,265
    of the
    Board
    President
    and Chief
    Executive
    Officer of
    the Company
    and FFE
Charles G.
  Robertson     2002  $247,740   -   $247,740   $16,168     147,164   $ 9,949
    Executive   2001  $247,595   -   $247,595   $17,980          -    $10,618
    President   2000  $247,595   -   $247,595   $21,854     154,489   $11,310
    of the
    Company and
    Executive
    Vice President
    and Chief
    Operating
    Officer of FFE
F. Dixon
  McElwee, Jr.  2002  $184,263   -   $184,263   $11,129      22,500        -
     Senior     2001  $184,263   -   $184,263   $13,478          -         -
     Vice       2000  $209,043   -   $209,043   $11,921      24,225        -
     President
     of the
     Company and
     FFE
--------------------
<1>  Personal benefits provided to each of the named individuals under various
     Company programs do not exceed the disclosure thresholds established under SEC rules and are not included in this total.
<2>  Includes restricted phantom stock units awarded pursuant to the FFE
     Transportation Services, Inc. 2000 Executive Bonus and Phantom Stock Plan (the "Executive Plan") or in accordance with the Company's Supplemental Executive Retirement Plan (the "SERP") or Common Stock issued to a trust for the benefit of participants in the FFE Transportation Services, Inc. 401(k) Wrap Plan (the "Wrap Plan"). Phantom stock units generally will be adjusted to prevent dilution in the event of any cash and non-cash dividends, recapitalizations and similar transactions affecting the Common Stock. An officer may elect to cash out any number of the phantom stock units between December 1 and December 15 of any year. In that event an amount equal to the product of the greater of (i) the Fair Market Value of a share of Common Stock as of the last business day of the calendar year in which such election is made and (ii) the average of the Fair Market Values of a share of Common Stock as of the last business day of each calendar month of the calendar year in which such election is made multiplied by the number of units that the officer elected to cash out shall be paid to the officer. In the event of certain mergers, the sale of all or substantially all of the Company's assets and certain similar transactions (a "Reorganization") within six months after the date an officer has been paid for units and as a result of such Reorganization the holders of Common Stock receive cash for each share so held in an amount in excess of the amount paid to such officer for such units, then such excess shall be paid to the officer.
          The following table sets forth the total number of phantom stock units and Restricted Common Stock issued to a trust awarded under the Executive Plan, the SERP and the Wrap Plan for 2002, 2001 and 2000, to each Executive Officer of the Company:

                                         2002     2001      2000
                                        -------------------------
                 Stubbs                  5,129   11,930    11,497
                 Robertson               6,242    8,402    11,100
                 McElwee                 4,283    5,282     6,055

          During 2000, a "grantor" trust was established in connection with the Wrap Plan to hold Company assets to satisfy obligations under the Plan. As of December 31, 2002, the total number of phantom stock units and Re-stricted Common Stock allocated to the accounts of Messrs. Stubbs, Robertson, and McElwee was 111,410; 76,050 and 12,040, respectively. The total value of such accounts, based upon the market price of a share of Common Stock on December 31, 2002 was $288,551; $196,969 and $31,219,
     respectively, for Messrs. Stubbs, Robertson, and McElwee.

<3>  Options to acquire shares of the Company's Common Stock.
<4>  Company contributions to the Frozen Food Express Industries, Inc. 401(k)
     Savings Plan (the "Savings Plan") and the value of benefits, as determined under a methodology required by the United States Securities and Exchange Commission ("SEC"), ascribed to life insurance policies whose premiums are paid by the Company for the benefit of the persons in the amounts indicated below:
                                                             Split Dollar
     Name                Year          Savings Plan          Life Insurance
     -----------------------------------------------------------------------
     Stubbs              2002              -                   $19,172
                         2001              -                   $19,736
                         2000              -                   $20,265

     Robertson           2002              -                   $10,949
                         2001              -                   $10,618
                         2000              -                   $11,310


Option/SAR Grants in Last Fiscal Year
     Following is information concerning the grant of stock options to the Executive Officers in 2002 under the Company's 1992 Incentive and Nonstatu-tory Stock Option Plan:

                                         Individual Grants
                          -----------------------------------------------
                                                               Potential
                                                              Realizable
                        % of Total                             Value at
            Number of  Options/SARs                          Assumed Annual
           Securities   Granted to  Exercise                 Rates of Stock
           Underlying   Employees   or Base                       Price
           Options/SARs in Fiscal    Price                     Appreciation
             Granted      Year      (#/Sh)  Expiration      For Option Term
Name          <3>          <1>       <2>       Date           5%         10%
------------------------------------------------------------------------------
Stubbs      214,027       26.3%     $2.08   02/13/2112  $   279,969 $   709,496
Robertson   147,164       18.1%     $2.08   02/13/2112  $   192,505 $   487,846
McElwee      22,500        2.8%     $2.08   02/13/2112  $    29,432 $    74,587
All Holders
 of Common
 Stock         N/A         N/A      $2.08       N/A     $22,108,591 $56,027,511

<1>  Represents assumed rates of appreciation only.  Actual gains depend on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
<2>  All options granted were granted on February 13, 2002, under the 1992
     Incentive and Nonstatutory Stock Option Plan, are exercisable one year from the date of grant, are exercisable for ten years from the date of grant, and were granted with an exercise price equal to the market price of the Common Stock on the date of grant.
<3>  Assumes a total of 16,901,000 shares of Common Stock outstanding with a value of $2.08(the closing sales price of the Common Stock on February 12, 2002) per share held from February 13, 2002 until February 13, 2012.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
	The following table provides information, with respect to each Executive Officer, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year ending December 31, 2002:
                                           Number of
                                           Securities         Value of
                                           Underlying        Unexercised
                                           Unexercised       In-the-Money
                                           Options/SARs      Options/SARs
                                           at Fiscal          at Fiscal
                                           Year end            Year end
             Shares Acquired   Value    (#)Exercisable/     ($) Exercisable/
Name         On Exercise (#)  Realized     Unexercisable      Unexercisable
             ---------------  --------   ----------------     --------------
Stubbs           -        $     -        222,299/214,027      $ - /$109,154
Robertson        -        $     -        154,489/147,164      $ - /$ 75,054
McElwee          -        $     -         24,225/ 22,500      $ - /$ 11,475

<1>  The closing price for the Company's Common Stock as reported by the
     Nasdaq Stock Market on December 31, 2002, was $2.59. Value is calculated on the basis of the difference between $2.59 and the option exercise price of an "in-the-money" option multiplied by the number of shares of Common Stock underlying the option.

Change in Control Agreements
	The Company has entered into Change in Control Agreements ("Agreements") with the Executive Officers, pursuant to which each Executive Officer is entitled to severance benefits in the event of a "change in control" of the Company during the term of his employment.
	Under the terms of the Agreements, if an Executive Officer (i) is terminated by the Company without cause during the six month period following a change in control ("Transition Period"), (ii) resigns for "good reason" (as defined in the Agreements) during the Transition Period, or
(iii) resigns for any reason during the ten day period following a change in control or during the thirty day period following the Transition Period, then the Company is required to provide the Executive Officer with certain payments and benefits. Such payments and benefits include (a) payment of accrued and unpaid base salary, car allowance, plus accrued and unpaid bonus, if any, for the prior fiscal year plus a pro-rated bonus (as defined in the Agreements) for the year during which such Executive Officer's employment is terminated; (b) payment of a lump sum amount equal to the sum of 2.9 times the Executive Officer's annual pay (as defined in the Agreement); (c) payment of the unvested account balance under the Company's 401(k) Savings Plan and 401(k) Wrap Plan; (d) continued participation, at the same premium rate charged when actively employed, in the Company's employee welfare plans, until the expiration of two years following the change in control or cash equivalent; (e) vesting of all stock options on change of control; and (f) "gross-up" payments, if applicable, in the amount necessary to satisfy any excise tax imposed on the Executive Officer by the Internal Revenue Code of 1986, as amended (the ("Code").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
	This report has been prepared by Messrs. Brian R. Blackmarr, Chairman, and
W. Mike Baggett, serving as the Company's Compensation Committee during 2002.
We are responsible for overseeing the development and administration of all compensation policies and programs for executive officers of the Company.
 	We seek to design compensation programs that align the interests of such officers with the Company's shareholders. We have implemented compensation programs we believe will enhance the profitability of the Company, and reward such officers for efforts to achieve enhanced profitability. We believe the compensation programs allow the Company to attract, motivate, and retain the services of its executive officers.
     The executive compensation package is designed to retain senior manage-ment by providing total compensation comparable to the Company's competitors.
To align the interests of the Company's executives with the interests of shareholders, a substantial portion of each executive's compensation is provided through annual and long-term incentive plans. Such plans place a substantial portion of the executives' compensation packages at risk and serve as an integral component of the Company's executive compensation philosophy. We believe the executives' attentions are better balanced between achieving short-term business goals and increasing the long-term value of the Company with a "pay-at-risk" policy. The programs reward executive officers for successful leadership when certain levels of Company performance are achieved. The Company's executive officer compensation program also provides base salary, supplemental retirement benefits and other benefits, including medical and retirement plans generally available to all Company employees.
	We periodically retain the services of an outside consulting firm to review the Company's executive compensation practices. Such a review was completed in April 1999, and recommendations for base salary, short-term bonus, and long-term incentive were developed. These reviews also cover retirement benefits for the Company's executive officers as measured against the competitive pay practices of a peer group of publicly-traded trucking companies. The major components of executive compensation are detailed below.
Base Salary
     As part of the review performed by outside consultants, base salary levels of the executives are reviewed to ensure comparability with other publicly-traded trucking companies. Base salary levels of executive officers have been set below the market median of the amounts paid to such peer group executives in the past. We believe that many of the 45 companies included in the market index for the five-year shareholder return comparison differ from the Company in size and nature of services provided. Therefore, we directed our outside consultants to compare compensation practices with a peer group of ten publicly traded companies with operations most similar to the Company's.
Annual Incentive/Bonus Compensation
     The Company's shareholders reapproved the incentive compensation program in 1999. The program is designed to reward key employees for the Company's performance based on the achievement of performance goals established prior to the particular year. Components of annual incentive compensation include an Incentive Bonus Plan (the "Incentive Plan") covering all full-time FFE employees (including executive officers) and the FFE Transportation Services, Inc. 1999 Executive Bonus and Phantom Stock Plan (the "Executive Plan"), which covers only the key executive leadership. Both plans focus on operational efficiencies. An executive officer's total cash compensation rises above the peer group market median as the Company's performance rises above the median performance of the Company's peer group. For 2001 and 2002, reflecting Company performance, no cash bonuses were awarded.
Long-Term Incentive Compensation
     The Company's long-term incentive compensation is comprised of stock options and phantom equity programs. These serve to align the interests of the executive officers and other key employees with shareholder interests by linking executive pay with shareholder return. These programs also act as a counter-balance to the short-term goals and responsibilities of the Incentive
Plan and Executive Plan.
     The 1992 Incentive and Nonstatutory Stock Option Plan, (the "1992 Plan") as approved by shareholders, provides that the exercise price for incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. We or the Board determines the exercise price of nonstatutory stock options under the 1992 Plan. The exercise price may not be less than 50% of the fair market value of a share of the Common Stock on the date of grant. Options granted under the 1992 Plan may not be outstanding for more than ten years. On February 13, 2002, Mr. Stubbs was granted an option to purchase 214,027 shares of common stock under the 1992 Plan.
     The 1992 Plan expired in April 2002 and was replaced with the 2002
Incentive and Nonstatutory Option Plan, which was previously approved by the shareholders of the Company.
Supplemental Executive Retirement and 401(k) Wrap Plans
     To provide supplemental retirement benefits to Executive Officers and other key members of management, the Company maintains the SERP and 401(k)
Wrap Plans, respectively. The SERP provides benefits limited by the Code by awarding phantom stock units. The 401(k) Wrap Plan supplements the Company's 401(k) Plan by allowing benefits supplemental to those limited by the Code.
Both the SERP and the 401(k) Wrap Plan are unfunded deferred compensation arrangements not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. Awards under both the SERP and the Wrap Plan for fiscal year 2002 are disclosed in the Summary Compensation Table.
Compensation for the Chief Executive Officer
     During 2002, Mr. Stubbs served as the Chairman of the Board, President, and Chief Executive Officer. For 2002, 2001 and 2000, Mr. Stubbs' base salary was approximately $318,000. For 2002, Mr. Stubbs did not receive payments under the Company's Incentive Plan or Executive Plan. We evaluate Mr.
Stubbs' performance by the same criteria established for all Company executives. We made an assessment of Mr. Stubbs' contributions to enhancing the Company's performance, his individual performance, and the compensation paid to chief executive officers of the Company's peer group to determine Mr. Stubbs' total compensation.
Deductibility Of Executive Compensation
     The Company has entered into Change in Control Agreements ("Agreements") with certain executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company. See "Change in Control Agreements". Under Section 162(m) of the Code, the federal income tax deduction for certain types of compensation paid to the chief executive officer and up to four of the other most highly compensated executive officers of publicly-held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. In determining the amount of compensation paid to the chief executive officer or the four other most highly compensated executive officers, performance-based compensation" under Section 162(m) of the Code is disregarded. Additionally,
Section 280G of the Code disallows a deduction for certain compensation paid upon a change in control of the Company. We are aware of the limitations of
Section 162(m) and 280G of the Code and believe that no compensation paid by the Company will exceed these limitations, except possibly a portion of the sums payable pursuant to the Agreements in the event of a change in control of the Company, if paid.

/s/ Brian R. Blackmarr, Chairman of the Compensation Committee
/s/ W. Mike Baggett, Member of the Compensation Committee
Members of the Compensation Committee

                    TRANSACTIONS WITH MANAGEMENT AND DIRECTORS
	A subsidiary of the Company leases certain tractors from Mr. Stubbs, Mr. Robertson, and a family partnership controlled by Mr. Stubbs. Lease terms are for three to four years and lease payments were determined by reference to amounts the subsidiary pays to unaffiliated lessors for similar equipment leased under similar terms. Because the terms of these leases with these related parties are more flexible than those governing tractors we lease from unaffiliated lessors, we pay the officers a premium over the rentals we pay to unaffiliated lessors.
   The subsidiary extended for twelve months tractor leases previously scheduled to term in 2002. Lease payments were not changed. The Company's
Audit Committee approved the terms of these leases. The subsidiary exchanged some of these tractors for similar tractors and did not incur a gain or loss on the exchange. The fair market value of tractors exchanged was $661,000 from Mr. Stubbs and the family partnership and $435,000 with Mr. Robertson.
The Company's Audit Committee approved the exchange.
   The subsidiary also rents certain trailers from these officers, on a month-to-month basis, at rates that are generally less than market-rate monthly trailer rentals.
   During 2002, the subsidiary exchanged 24 older trailers, generally 1987-
1994 vintage previously under lease with the officers, for 1994 trailers previously owned by the subsidiary, and incurred an aggregate loss of $8,200. The fair market value of trailers exchanged was $16,800 for Mr. Stubbs and the family partnership and $12,000 with Mr. Robertson. The month-to-month rental payments on the trailers were not changed. The Company's Audit
Committee approved the rental payments.
	The Company and the related-party lessors have agreed, should the month-to-month trailer leases be terminated within twelve months following a change that the Company is required to pay to the lessors a lump sum payment in cash equal to 24 times the most recent monthly rental.
	Rentals paid during 2002 by the subsidiary for tractors and trailers pursuant to the lease agreements were as follows: Mr. Stubbs and the family partnership - $1,172,000 and Mr. Robertson - $637,000. The aggregate future minimum lease payments to Mr. Stubbs and the family partnership and Mr. Robertson under the tractor leases are approximately $956,000 and $460,000, respectively, in 2003, and $566,000 and $254,000, respectively, in 2004, $314,000 and $126,000, respectively in 2005, and $288,000 and $115,000, respectively in 2006.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
	The Compensation Committee consists of Messrs. Blackmarr and Baggett and is charged with recommending compensation arrangements for the directors and executive officers of the Company and recommending compensation programs for the Company. No payments other than director fees were made to Compensation Committee members during 2002, and neither had any relationships requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission.

                        INDEPENDENT PUBLIC ACCOUNTANTS
	KPMG LLP ("KPMG") served as independent public accountants for 2002. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Company intends to select its independent public accountants for 2003 after receiving the recommendation of the Audit Committee expected at the Audit Committee's May 2003 meeting.
Audit Fees
   KPMG has billed a total amount of $115,000 for professional services rendered for the audit of the company's annual financial statements as of December 31, 2002, and the reviews of the financial statements included in the Company's Forms 10-Q beginning in the second quarter of 2002.
All Other Fees
   KPMG has billed a total amount of $9,000 for tax compliance review and tax consulting services primarily related to the federal corporate consolidated tax return for the year 2001.
Change in Independent Public Accountants
   Effective July 16, 2002, upon the recommendation of the Audit Committee of Frozen Food Express Industries, Inc., the Board of Directors of the Company dismissed Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and engaged KPMG to serve as the Company's independent public accountants for the fiscal year 2002.
   Andersen's reports on the Company's consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the Company's two most recent fiscal years ended December 31, 2001, and the subsequent interim period through March 31, 2002, there were no disagreements between the Company and Andersen on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's consolidated financial statements for such years and there were no reportable events as defined in Item 304 (a)(1)(v)of Regulation S-K.
   The Company provided Andersen with a copy of the foregoing disclosures. Arthur Andersen informed the Company that due to its current difficulties it is unable to respond to the Company's filing status whether it is in agreement with such statements.

                      REPORT OF THE AUDIT COMMITTEE
	We the Audit Committee operate under a written charter adopted by the Board of Directors which was filed with our proxy statement relating to our annual meeting held on May 8, 2002.
	We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.
	We have discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by the
Auditing Standards Board of the American Institute of Certified Public Accountants.
	We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independent Standards Board, and have discussed with the independent public accountants their independence.
	Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Leroy Hallman, Chairman of the Audit Committee
/s/ T. Michael O'Connor, Member of the Audit Committee
/s/ W. Mike Baggett, Member of the Audit Committee

                               SECTION 16(a)
                 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
	Rules promulgated under Section 16(a) of the Securities Exchange Act of 1934, as amended, require the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Such persons are required by SEC regulations to furnish the Company with copies of such forms they file. Based entirely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that, during 2002, all section 16(a) filing requirements applicable to such persons were complied with.

               SHAREHOLDER PROPOSALS AT 2004 ANNUAL MEETING
	Shareholders intending to present proposals at the 2004 Annual Meeting and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14A-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the Secretary of the Company on or before December
1, 2003.  For proposals that shareholders intend to present at the 2002
Annual Meeting of Shareholders outside the processes of Rule 14A-8 of the Exchange Act, unless the shareholder notifies the Secretary of the Company of such intent by February 14, 2004, any proxy solicited by the Company for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the Annual Meeting.
                                       By Order of the Board of Directors

                                       /s/ Leonard W. Bartholomew
                                       --------------------------
Dallas, TX                             LEONARD W. BARTHOLOMEW
March 31, 2003                         Secretary


A copy of the Company's Annual Report on Form 10-K for 2002 may be obtained without charge upon written request to the Secretary of the Company, P.O. Box 655888, Dallas, Texas 75265-5888 or by accessing the Company's internet site at www.ffex.net and clicking on "SEC Filings".


PROXY           FROZEN FOOD EXPRESS INDUSTRIES, INC.                 PROXY
                Annual Meeting of Shareholders - April 24, 2003
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby (1) acknowledges receipt of the notice, dated March 31, 2003, of the Annual meeting of Shareholders of Frozen Food Express Industries, Inc. (herein called the "Company") to be held on Thursday, April 24, 2003, at 3:30 p.m. Dallas, Texas time, at the offices of Straburger and Price, LLP, 901 Main Street, 45th Floor, Dallas, Texas 75201, and the Proxy Statement, also dated March 31, 2003, in connection therewith (herein called the "Proxy Statement"), and (2) constitutes and appoints Stoney M. Stubbs, Jr. and F. Dixon McElwee, Jr. and each of them (if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the under-signed, to vote, and act with respect to, all of the shares of capital stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment thereof. The Board of Directors of the Company recommends a vote for election of its four nominees for directors.

         The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

-------------------------------------------------------------------------------
                   FROZEN FOOD EXPRESS INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY //


1.  ELECTION OF DIRECTORS:
    To elect one Class I director            2.  In their discretion, the
    for a two-year term and three                Proxies are authorized to
    Class II directors for a three-              vote upon such other business
    year term, and until their                   as may properly come before
    respective successors are duly               the meeting.
    elected and qualified.

                                For  Withhold  For All
    Class I (Two-year) Term:    All     All    Except
      (1) Jerry T. Armstrong    //      //       //
    Class II (Three-year) Term:
      (2) Brian R. Blackmarr                     MARK HERE FOR ADDRESS CHANGE
      (3) W. Mike Baggett                        NOTE BELOW AT LEFT [ ]
      (4) F. Dixon McElwee, Jr.

    ---------------------------                          Date:
    For all nominees except as noted above                    ---------------

                                                 ----------------------------

                                                 ----------------------------
                                                 Signature of Shareholders(s)

                                                 When shares are held by joint,
                                                 tenants, both should sign.
                                                 When signing as an agent,
                                                 attorney, administrator,
                                                 executor, guardian, or
                                                 trustee, please give full
                                                 title as such.  If a cor-
                                                 poration, please sign in full
                                                 corporate name by President
                                                 or other authorized officer
                                                 who should indicate his title.
                                                 If a partnership, please sign
                                                 in partnership name by author-
                                                 ized person.  Please date,
                                                 sign and mail this proxy card
                                                 in the enclosed envelope. No
                                                 postage is required if mailed
                                                 in the United States.

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                          FOLD AND DETACH HERE

                          YOUR VOTE IS IMPORTANT.

          PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS
                     PROXY USING THE ENCLOSED ENVELOPE.